Exhibit 99.2

Spring Valley Acquisition Corp. III Announces Closing of

$230 Million Initial Public Offering

Dallas, TX, September 5, 2025 — Spring Valley Acquisition Corp. III (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit on September 5, 2025, which includes the exercise in full by the underwriters of their overallotment option to purchase an additional 3,000,000 units. Total gross proceeds from the offering were $230 million before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “SVACU” on September 4, 2025. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “SVAC” and “SVACW,” respectively.

Cohen & Company Capital Markets, a division of Cohen and Company Securities, LLC, acted as lead book-running manager, and Clear Street LLC acted as joint book-runner.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities became effective on September 3, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Spring Valley Acquisition Corp. III
www.sv-ac.com
Robert Kaplan
Investors@sv-ac.com